UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   James Henry Hance, Jr.
   424 Eastover Rd.
   NC, Charlotte 28207
2. Issuer Name and Ticker or Trading Symbol
   BANK OF AMERICA CORPORATION (BAC)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   9/30/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice Chairman and Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |9/30/ |F   | |13780             |D  |           |285368             |D     |                           |
                           |2002  |1   | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |395                |I     |By Child, Blair            |
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Common Stock               |      |    | |                  |   |           |5000               |I     |By Spouse, Beverly         |
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Common Stock               |      |    | |                  |   |           |3156.7049          |I     |Thrift Trust               |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Preferred, Series C   |        |     |    | |           |   |     |     |Common Stock|       |       |277.16      |D  |            |
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Option, Right to Buy  |$61.36  |     |    | |           |   |     |2/01/|Common Stock|       |       |450000      |D  |            |
                      |        |     |    | |           |   |     |2012 |            |       |       |            |   |            |
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Option, Right to Buy  |$26.8125|     |    | |           |   |     |7/01/|Common Stock|       |       |400000      |D  |            |
                      |        |     |    | |           |   |     |2005 |            |       |       |            |   |            |
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Option, Right to Buy  |$65.375 |     |    | |           |   |     |7/01/|Common Stock|       |       |90000       |D  |            |
                      |        |     |    | |           |   |     |2007 |            |       |       |            |   |            |
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Option, Right to Buy  |$79.9375|     |    | |           |   |     |7/01/|Common Stock|       |       |300000      |D  |            |
                      |        |     |    | |           |   |     |2008 |            |       |       |            |   |            |
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Restricted Stock Units|1 for 1 |     |    | |           |   |     |7/01/|Common Stock|       |       |300000      |D  |            |
                      |        |     |    | |           |   |     |2004 |            |       |       |            |   |            |
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Option, Right to Buy  |$74.50  |     |    | |           |   |     |7/01/|Common Stock|       |       |1000000     |D  |            |
                      |        |     |    | |           |   |     |2009 |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Disposition of shares to the issuer to satisfy the tax withholding obligation associated with the vesting of restricted stock which is exempt under Rule 16b-3(e).